Exhibit 10.2

CONFIDENTIAL	Execution Version

____________________

SHARE PURCHASE AGREEMENT

____________________

among

ANDREW BURGESS,

RAMI FEDDA,

ALLIED ENERGY HOLDING PTE LTD

and

SPI China (HK) Limited.

Dated as of March 31, 2015

TABLE OF CONTENTS

i

DISCLOSURE SCHEDULE
EXHIBIT A: FORM OF DIRECTOR’S RESIGNATION
EXHIBIT B: SPECIFIED IP

SHARE PURCHASE AGREEMENT, dated as of March 31, 2015, among Andrew Burgess, a citizen of Australia as trustee on the terms of the Burgess Absolutely Entitled Trust (“Burgess Shareholder”), Rami Fedda, a citizen of Australia as trustee on the terms of the Fedda Absolutely Entitled Trust (“Fedda Shareholder”), Allied Energy Holding Pte Ltd, a company incorporated in Singapore and associated with Simon Tan, a citizen of Singapore (“Tan Shareholder” and, together with Burgess Shareholder and Fedda Shareholder, the “Sellers”), and SPI China (HK) Limited (the “Purchaser”), a company incorporated in Hong Kong and a wholly owned subsidiary of Solar Power, Inc., a California corporation (“SPI”).

WHEREAS, as of the date of this Agreement, Burgess Shareholder owns 35% of the issued ordinary shares, fully paid to AUD1.00 per share (the “Shares”), of Solar Juice Pty Ltd, an Australian proprietary company limited by shares with Australian Company Number 139 534 026 (the “Company”);

WHEREAS, as of the date of this Agreement, Fedda Shareholder owns 35% of the issued Shares;

WHEREAS, as of the date of this Agreement, Tan Shareholder owns 30% of the issued Shares;

WHEREAS, the Company, directly and through its Subsidiaries, is engaged in the business of the distribution of solar PV panels, solar inverters, components and complete solar systems (the “Business”);

WHEREAS, (i) Burgess Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Burgess Shareholder, the Burgess Sale Shares (as defined below), (ii) Fedda Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Fedda Shareholder, the Fedda Sale Shares (as defined below), and (iii) Tan Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Tan Shareholder, the Tan Sale Shares (as defined below), in each case upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

Article I

DEFINITIONS

Section 1.01     Certain Defined Terms. For purposes of this Agreement:

“Accounting Standards” means (a) the requirements of the Corporations Act for the preparation and content of financial reports, directors' reports and auditors' reports; and (b) to the extent not inconsistent with paragraph (a), generally accepted accounting principles and practices in Australia for a business of the size conducted by the Company in effect from time to time applied consistently throughout the periods involved.

“Action” means:

(a) any claim, action, suit, arbitration, inquiry, examination, audit, proceeding or investigation, compliance check or other action taken, or assessment, deemed assessment, notice (including a notice of adjustment of loss), demand or other document issued, by, on behalf of or before any Governmental Authority;

(b) a demand for or a notice for an amount payable under a Tax Sharing Agreement or a Tax Funding Agreement; or

(c) a demand for or a notice of an amount payable pursuant to an agreement entered into by the Company or any Subsidiary to indemnify or reimburse another party with respect to Tax.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (including, after the Closing, the Company and the Subsidiaries).

“Agreement” means this Share Purchase Agreement between the parties hereto (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.07.

“Assets” means the assets and properties of the Company and the Subsidiaries.

“AUD” means Australian Dollars, the lawful currency of Australia.

“Burgess Absolutely Entitled Trust” means the trust constituted by a trust deed between John Ioannou and Juicy Fruits (No 2) Pty Ltd dated 26 October 2011.

“Burgess Sale Shares” means the 28 Shares held by Burgess Shareholder for the sale to the Purchaser upon the terms and subject to the conditions hereof, representing 28% of the issued Shares of the Company as of the date hereof and the date of the Closing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC, Sydney, Australia and the State of California, U.S.A.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date” means the date on which the Closing occurs.

“Company Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.

“Company IP Agreements” means (a) licenses of Company Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Consideration Shares” means, with respect to any specified Seller, the number of Purchaser Shares set forth opposite such Seller’s name in Section 2.02 to be issued to such Seller in consideration for the sale of such Seller’s Sale Shares.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Controller” has the meaning given in section 9 of the Corporations Act.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Conveyance Taxes” means all sales, use, value added, transfer, stamp duty, stock transfer, real property transfer and similar Taxes.

“Cth” means the Commonwealth of Australia.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Escrow Agent” means a Person as agreed among the parties hereto to act as the escrow agent for the purpose of the escrow arrangement contemplated under Section 2.06.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (a) Taxes imposed on or payable by or with respect to the Company or any Subsidiary for any taxable period that ends on or before the date of the Closing; (b) with respect to a Straddle Period, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 6.01(a), to the portion of the Straddle Period ending on the date of the Closing; (c) Taxes imposed on the Company or any Subsidiary or for which the Company or any Subsidiary may be liable under any Laws by reason of the Company or any Subsidiary having included in any consolidated, affiliated, combined or unitary group at any time before the Closing; (d) all Taxes of any other Person for which the Company or any Subsidiary is liable as a transferee or successor, or pursuant to any contractual agreement entered into on or before the Closing; (e) Conveyance Taxes for which the Purchaser is responsible pursuant to Section 6.03; (f) all Taxes imposed on the Company or any Subsidiary as a result of any breach of or inaccuracy in any representation or warranty contained in Section 3.26 (Taxes); (g) any income, capital gain or other Taxes of any Seller, including any Taxes imposed on any Seller as a result of the transactions contemplated by this Agreement and any liability for any such Taxes pursuant to any withholding obligation; (h) Taxes imposed on or payable by or with respect to the Company or any Subsidiary in respect of an act, transaction or event or omission occurring on or before the date of the Closing, a document entered into on or before the Closing, or supplies, acquisitions or importations made on or before the date of the Closing; and (i) Taxes imposed on or payable by the Company or any Subsidiary in respect of an adverse finding relating to an Action by a Governmental Authority in relation to Taxes for a period that ends on or before the date of Closing.

“Fedda Absolutely Entitled Trust” means the trust constituted by a trust deed between John Ioannou and SJ Trading (No 2) Pty Ltd dated 26 October 2011.

“Fedda Sale Shares” means the 28 Shares held by Fedda Shareholder for the sale to the Purchaser upon the terms and subject to the conditions hereof, representing 28% of the issued Shares of the Company as of the date hereof and the date of the Closing.

“fiscal year”, with respect to the Company, means a 12-month period that begins on January 1 and ends on December 31 of the same year.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, and their delegates or agents. For the avoidance of doubt, “Governmental Authority” includes the Australian Taxation Office, Australian Customs and Border Protection Service and the Australian Government Anti-dumping Commission, and their delegates or agents.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST” means GST as defined in the GST Act or any like tax.

“GST Act” means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Accounting Standards, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means a Seller pursuant to Section 8.02 or the Purchaser pursuant to Section 8.04, as the case may be.

“Industrial Instrument” means an award or enterprise agreement (whosever called) which applies to an employee by virtue of its terms and the Fair Work Act 2009 (Cth) and/or its regulations and/or related transitional legislation.

“Initial Lock-Up Period” means three months after the Closing Date.

“Insolvency Event” means:

(a)     for any body corporate, the happening of one or more of the following events:

(i)     except for the purpose of a solvent reconstruction or amalgamation which has the prior written consent of the other parties;

(ii)     process is filed in a court seeking an order that it be wound up or that a Controller be appointed to it or any of its assets, unless the application is withdrawn, struck out or dismissed within 7 days of it being filed;

(iii)     an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

(iv)     a resolution that it be wound up is passed or proposed;

(v)     a liquidator, provisional liquidator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(vi)     an administrator is appointed to it, a resolution that an administrator be appointed to it is passed or proposed, or any other steps are taken to appoint an administrator to it;

(vii)     it enters into, or resolves to enter into, an arrangement, compromise or composition with any of, or any class of, its creditors or members, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(viii)     a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is proposed or effected;

(ix)     any action is taken by the Australian Securities and Investments Commission (ASIC) with a view to its deregistration or its dissolution, or an application is made to ASIC that any such action be taken;

(x)     it is insolvent within the meaning of section 95A of the Corporations Act, as disclosed in its accounts or otherwise, states that it is unable to pay its debts or is presumed to be insolvent under any applicable law;

(xi)     as a result of the operation of section 459F(1) of the Corporations Act, it is taken to have failed to comply with a statutory demand;

(xii)     it stops or suspends or threatens to stop or suspend the payment of all or a class of its debts or the conduct of all or a substantial part of its business;

(xiii)     any event or circumstance set out in section 461 of the Corporations Act occurs in relation to it; or

(xiv)     anything having a substantially similar effect to any of the events specified in paragraphs (i) to (xiii) inclusive happens to it under the law of any jurisdiction; and

(b)     for any individual, the happening of one or more of the following events:

(i)     the person has a bankruptcy notice issued against the person;

(ii)     a receiver or a trustee for creditors or in bankruptcy is appointed to any of the person's property;

(iii)     a garnishee notice is given concerning any money that the person is said to be owed;

(iv)     the person proposes or enters into an arrangement or composition with, or an assignment for the benefit of, any of the person's creditors;

(v)     the person proposes or effects a moratorium involving any of the person's creditors;

(vi)     the person stops or suspends, or threatens to stop or suspend, the payment of all or a class of its debts or the conduct of all or a substantial part of its business;

(vii)     the person is unable to pay all of the person's debts as they fall due or is presumed to be insolvent under any applicable law;

(viii)     the person becomes an "insolvent under administration" as defined in section 9 of the Corporations Act;

(ix)     anything having a substantially similar effect to any of the events specified in paragraphs (i) to (viii) inclusive of this definition happens to the person under the law of any jurisdiction; or

(x)     the person dies, is imprisoned or becomes incapable of managing his or her own affairs.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know how and invention rights.

“Inventories” means all inventory, merchandise, goods, raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company or any Subsidiary at the Closing, and any prepaid deposits for any of the same.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Company IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company or any Subsidiary: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, the Company or any Subsidiary or (b) is reasonably likely to materially and adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company or any Subsidiary.

“Net Earnings” means, with respect to any specific fiscal year, the consolidated net earnings of the Company for such fiscal year, as reflected in the Company’s consolidated financial statements for such fiscal year as audited in accordance with the Accounting Standards and approved by the Purchaser, provided that where as a direct result of any Purchaser’s Action, there is an adverse effect on the consolidated Net Earnings of the Company (including, by way of example only, by: (i) materially altering the general nature of the business of the Company or of any Subsidiary or nature of the products of services they supply, (ii) entering into any material transaction or arrangement with a customer or supplier other than by way of bargain at arm's length terms, (iii) materially reducing or deferring any capital expenditure required to maintain the operations of the Company or any Subsidiary, or (iv) otherwise taking any action which is intended to adversely affect the consolidated profit or earnings of the Company or which may reasonably be regarded as being likely to adversely affect the consolidated profitability or earnings of the Company), the Net Earnings shall be adjusted by adding back an earnings amount equivalent to the negative value of such adverse effect.

“Owned Real Property” means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with Accounting Standards; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Purchaser Share” means a share of common stock, par value US$0.0001 per share, of SPI.

“Purchaser Share Value” means an amount per Purchaser Share (in US$) which is equal to the volume weighted average price for the Purchaser Shares for the five consecutive trading days immediately prior to the Closing Date.

“Purchaser’s Action” means any action of the Company (i) approved by the Purchaser in its capacity as a shareholder of the Company, but where such action was not approved by each of the Sellers in their capacity as shareholders of the Company or (ii) approved by the board of directors of the Company, but where such action was not approved by each of the Sellers (or such Seller’s designee) in their capacity as directors.  For the avoidance of doubt, any action of the board of directors or shareholders of the Company approved by any Seller as a shareholder or a director or any director designated by any Seller shall not be deemed to be a Purchaser Action hereunder.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

"Related Body Corporate" has the meaning given in the Corporations Act.

"Related Entity" has the meaning given in the Corporations Act.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Required Approvals” means written consent from Westpac Banking Corporation for the consummation of the transactions contemplated by this Agreement (including the registration of the transfer of the Sale Shares) and a formal waiver of any default arising prior to Closing or as a result of such transactions;

“Sale Shares” means collectively, the Burgess Sale Shares, the Fedda Sale Shares and the Tan Sale Shares.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

"Seller Associate" means (a) a Related Entity of a Seller; (b) a Related Entity of a Related Body Corporate of a Seller; and (c) any person over which any Seller or any one or more of the persons described in paragraphs (a) or (b) have Control.

"Specified IP" means the Intellectual Properties listed in Exhibit B.

“Statement Date” means June 30, 2014.

“Straddle Period” means any taxable period beginning on or before the date of the Closing and ending after the date of the Closing.

“Subsequent Lock-Up Period” means the period of time commencing on the Closing Date and ending on the earlier of: (i) the date that is nine months after the Closing Date; and (ii) April 1, 2016.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

“Tan Sale Shares” means the 24 Shares held by Tan Shareholder for the sale to the Purchaser upon the terms and subject to the conditions hereof, representing 24% of the issued Shares of the Company as of the date hereof and the date of the Closing.

“Tax Funding Agreement” means an agreement, deed or document that provides for the funding of Tax Related Liabilities of a head company by the subsidiary members of a consolidated group.

“Tax Law” means, as the context requires, any law in relation to any Taxes including the 1936 Act, the 1997 Act, the Income Tax (Transitional Provisions) Act 1997 (Cth) and the Taxation Administration Act 1953 (Cth), and includes Tax legislation in force, common law and announced legislation yet to be enacted as at Closing, but which is enacted after Closing in substantially the same form as the form announced (in each case which imposes Tax).

“Tax Related Liabilities” means the tax related liabilities set out in the table in section 721-10(2) of the 1997 Act.

“Tax Returns” means any Tax return, assessment, deemed assessment, notice, account, computation, declaration, report, election, ruling request, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto or any amendment thereof.

“Tax Sharing Agreement” means a valid tax sharing agreement entered into pursuant to section 721-25 of the 1997 Act.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, GST, customs duty, anti-dumping duty, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) assessed, levied or imposed by any government or taxing authority (including a Governmental Authority), including capital gains tax, fringe benefits tax, income tax, duty (including any stamp, transaction or registration duty or similar charge), luxury car tax, prescribed payments tax, superannuation guarantee charge, training guarantee levy, undistributed profits tax, payroll tax, any tax associated with a franking account, goods and services tax, group tax, Pay As You Go withholding, withholding tax, land tax, customs duty, excise, financial institutions duty, debits tax, and any other taxes or charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Trust” means, in respect of Burgess Shareholder, a trust on the terms of the Burgess Absolutely Entitled Trust, and in respect of Fedda Shareholder, a trust on the terms of the Fedda Absolutely Entitled Trust.

“Trust Documents” means, in respect of Burgess Shareholder, a trust deed between John Ioannou and Juicy Fruits (No 2) Pty Ltd dated 26 October 2011, a deed by Andrew Burgess in relation to the Burgess Absolutely Entitled Trust dated 26 October 2011, and a declaration by Andrew Burgess in relation to Shares dated 27 October 2011, and in respect of Fedda Shareholder, a trust deed between John Ioannou and SJ Trading (No 2) Pty Ltd dated 26 October 2011, a deed by Rami Fedda in relation to the Fedda Absolutely Entitled Trust dated 26 October 2011, and a declaration by Rami Fedda in relation to Shares dated 27 October 2011.

“Trustee Seller” means each of Burgess Shareholder and Fedda Shareholder.

“US$” means United States Dollars, the lawful currency of the United States of America.

“1936 Act” means the Income Tax Assessment Act 1936 (Cth).

“1997 Act” means the Income Tax Assessment Act 1997 (Cth).

“2016 Net Earnings” means the Net Earnings for the 2016 fiscal year.

“2017 Net Earnings” means the Net Earnings for the 2017 fiscal year.

Section 1.02     Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Burgess Shareholder”	Preamble
“Business”	Recitals
“Closing”	Section 2.03
“Company”	Recitals
“Escrow Agreement”	Section 5.12
“Escrowed Consideration Shares”	Section 2.06
“Fedda Shareholder”	Preamble
“Financial Statements”	Section 3.08(a)(ii)
“HKIAC”	Section 10.12
“HKIAC Rules”	Section 10.12
“Interim Financial Statements”	Section 3.08(a)(iii)
“lease”	Section 3.15(a)
“Loss”	Section 8.02
“Material Contracts”	Section 3.15(a)
“Non-Escrowed Consideration Shares”	Section 2.06
“Preferred Tax Treatments”	Section 3.26(a)
“Purchase Price”	Section 2.02

Definition	Location

“Purchaser”	Preamble
“Purchaser Indemnified Party”	Section 8.02
“SEC Reports”	Section 4.05
“Sellers”	Preamble
“Seller Indemnified Party”	Section 8.04
“Straddle Period Tax Returns”	Section 6.01(b)
“Shareholders’ Agreement”	Section 5.11
“Shares”	Recitals
“Tan Shareholder”	Preamble
“Tax Claim”	Section 6.04(b)
“Third Party Claim”	Section 8.05(a)

Section 1.03     Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)     when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)     the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)     whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)     the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)     all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)     the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)     any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)     references to a Person are also to its successors and permitted assigns;

(i)     the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j)     the parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore, waive the application of any Law, holding or rule of construction that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II

PURCHASE AND SALE

Section 2.01     Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Burgess Shareholder shall sell, assign, transfer, convey and deliver to the Purchaser the Burgess Sale Shares, (ii) Fedda Shareholder shall sell, assign, transfer, convey and deliver to the Purchaser the Fedda Sale Shares, (iii) Tan Shareholder shall sell, assign, transfer, convey and deliver to the Purchaser the Tan Sale Shares, and (iv) the Purchaser shall purchase the Sale Shares. Beneficial title to and risk in the Sale Shares passes to the Purchaser at the Closing. The Sale Shares shall be transferred free from any Encumbrances with all rights attached or accruing to them at and from the Closing. Each Seller waives, and prior to the Closing shall obtain the waiver from all other relevant persons, of all restrictions on transfer (including pre-emption rights) that might exist in respect of the Sale Shares, whether under the constitutional documents of the Company or otherwise.

Section 2.02     Purchase Price. (a) The purchase price for the aggregate Sale Shares shall be US$25,525,411, subject to deduction for any amounts required to be withheld or deducted under any applicable Tax Law (the “Purchase Price”). The Purchaser shall prior to the Closing deduct from such purchase price any amounts required to be withheld and deducted under any applicable Tax Law and shall notify the Sellers of such deduction prior to the Closing. Any amounts so deducted shall be remitted by the Purchaser or its agent to the appropriate Governmental Authority on a timely basis. To the extent such amounts are so deducted and withheld and remitted to the appropriate Governmental Authority by the Purchaser or its agent, as applicable, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(b)     The parties agree that the number of Sale Shares to be acquired hereunder and the portion of the Purchase Price and the percentage of the Consideration Shares allocable to such Sale Shares shall be as follows (assuming there is no deduction to the Purchase Price in connection with any withholding):

Seller	No. of Sale Shares	Purchase Price (Assuming no Deduction for Withholding)	Percentage of Consideration Shares
Burgess Shareholder	28	US$8,933,893.85	35%
Fedda Shareholder	28	US$8,933,893.85	35%
Tan Shareholder	24	US$7,657,623.30	30%

(c)     The total number of Consideration Shares to be allotted and issued to the Sellers shall be determined on the Closing Date and shall be equal to the product of (i) the Purchase Price divided by (ii) the Purchaser Share Value, rounded up to the nearest whole Purchaser Share. Subject to Section 2.06 below, upon the Closing, 35% of the aggregate number of the Consideration Shares shall be allotted to Burgess Shareholder, 35% of the aggregate number of the Consideration Shares shall be allotted to Fedda Shareholder, and 30% of the aggregate number of the Consideration Shares shall be allotted to Tan Shareholder.

Section 2.03     Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Sale Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 12 Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong at 10:00 A.M. Hong Kong time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing.

Section 2.04     Closing Deliveries by the Sellers. (a) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(i)     the original share certificates evidencing the Sale Shares (or an indemnity for any missing share certificate in a form reasonably acceptable to the Purchaser) accompanied by transfers of the Sale Shares duly executed by the Sellers in favor of the Purchaser;

(ii)     all waivers and consents which the Purchaser may require to enable the Purchaser to be registered as holder of the Sale Shares free of all Encumbrances;

(iii)     all Required Approvals;

(iv)     the duly executed resignations, effective as of the Closing, of Simon Tan as a director of the Company and each Subsidiary, in the form attached hereto as Exhibit A;

(v)     a copy of the Company’s and each Subsidiary's register of directors, certified by a director of the Company or Subsidiary as true and complete as of the Closing, updated to reflect the appointment of the directors of the Company or Subsidiary appointed by the Purchaser; counterparts of the Shareholders’ Agreement duly executed by the Sellers and the Company;

(vi)     evidence satisfactory to the Purchaser that the companies known from time to time as Solar Juice Commercial Pty Limited and Solar Juice (No.2) Pty Limited have adopted company names that do not include the words “Solar Juice"; and

(vii)     evidence satisfactory to the Purchaser that all amounts owed by any Related Body Corporate, Seller or Seller Associate to the Company and all amounts owed by the Company to any Related Body Corporate, Seller or Seller Associate have been repaid in full, other than the shareholder loan of approximately AUD1.3 million owed by the Company to the Tan Shareholder.

(b)     At or before the Closing, the Sellers shall:

(i)     cause to be held a meeting of the directors of the Company at which resolutions are passed approving, subject to the payment of stamp duty (if any), (x) the registration of the transfers of the Sale Shares to the Purchaser; (y) the cancellation of the existing share certificates for the Sale Shares; and (z) the issue of new share certificates for the Sale Shares in favor of the Purchaser, and deliver to the Purchaser a copy of the minutes of the meeting (certified by a duly appointed officer of the Company as a true and correct copy);

(ii)     cause to be held a meeting of the directors of the Company and each Subsidiary at which resolutions are passed approving, (x) the resignation of each director referred to in Section 2.04(a)(iii); and (y) the appointment of each director appointed by the Purchaser, subject to that person delivering a consent to act, in each case with effect on and from the Closing, and deliver to the Purchaser a copy of the minutes of each meeting; and

(iii)     do all other things which are required by this Agreement to be done by the Sellers at the Closing, or which are reasonably required by the Purchaser to give to the Purchaser the full possession and benefit of the Sale Shares.

Section 2.05     Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to each Seller a counterpart of the Shareholders’ Agreement duly executed by the Purchaser.

(b)     Within ten (10) Business Days after the Closing, the Purchaser shall deliver (or procure SPI to deliver) to each Seller a stock certificate evidencing such Seller’s Non- Escrowed Consideration Shares. Stock certificates evidencing the Escrowed Consideration Shares shall be delivered to each Seller pursuant to Section 2.06 below.

Section 2.06     Escrow and Release of Consideration Shares. In accordance with the terms of the Escrow Agreement, at the Closing the Purchaser shall procure that SPI deposits a number of Consideration Shares equal to 37.5% of the total Consideration Shares held by Sellers other than the Tan Shareholder (the “Escrowed Consideration Shares”, and the other Consideration Shares not being put into escrow being referred to herein as the “Non-Escrowed Consideration Shares”) with the Escrow Agent. The Escrowed Consideration Shares shall be released from escrow and delivered to the Sellers in accordance with the following arrangement and the terms of the Escrow Agreement:

(a)     Fifty percent of the Escrowed Consideration Shares shall be released if the 2016 Net Earnings are at least US$3,534,900;

(b)     (A) Fifty percent of the Escrowed Consideration Shares shall be released if the 2017 Net Earnings are at least US$4,759,050 or (B) all of the Escrowed Consideration Shares shall be released if the Company shall have failed to achieve the 2016 Net Earnings target amount in Section 2.06(a) above but the sum of the 2016 Net Earnings and 2017 Net Earnings is at least US$8,293,950; and

(c)     If the Company fails to achieve the 2017 Net Earnings target amount provided in Section 2.06(b) above, all the remaining Escrowed Consideration Shares shall be released within 10 Business Days following the completion of the Company’s audited financial statements for any future fiscal year where the consolidated Net Earnings of the Company for such fiscal year (as reflected in such audited financial statements), when aggregated with the consolidated Net Earnings of the Company for all consecutive prior fiscal years (as reflected in the audited financial statements of the Company for such prior fiscal years) up to and including the 2016 fiscal year, is at least US$8,293,950.

(d)     Within ten (10) Business Days after any release of Escrowed Consideration Shares pursuant to Section 2.06(a), Section 2.06(b) or Section 2.06(c) above, the Purchaser shall procure that SPI deliver to each Seller a stock certificate evidencing such Seller’s pro rata portion of the released Escrowed Consideration Shares.

(e)     For the purpose of this Section 2.06, the Net Earnings in the consolidated audited financial statements of the Company will be converted from AUD to US$ using the exchange rate published on the website of the Reserve Bank of Australia on the Business Day immediately after the end date of the relevant consolidated audited financial statements of the Company.

Section 2.07     No Obligation to Purchase Partial Number of Sale Shares. The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

Section 2.08     Simultaneous Actions at Closing. Unless otherwise agreed by the parties, all actions at the Closing will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at or before the Closing have been made.

Section 2.09     Non-compliance. If the Sellers have not complied with any of the provisions of Section 2.04 at the Closing, the Purchaser may at its option by notice to the Sellers:

(a)     defer the Closing for up to 28 days (in which case the provisions of this Section will apply to the deferred Closing);

(b)     proceed to Closing so far as is practical without affecting or waiving its rights under this Agreement; or

(c)     terminate this Agreement.

Section 2.10     Appointment of Purchaser as Proxy. From the Closing, until the Sale Shares are registered in the name of the Purchaser, each Seller shall:

(a)     irrevocably appoint the Purchaser as sole proxy of that Seller to attend members’ meetings as the holder of their Sale Shares and to exercise the votes attached to their Sale Shares;

(b)     not himself/itself vote at those meetings in respect of his/its Sale Shares; and

(c)     take all other actions as the registered holder of his/its Sale Shares as the Purchaser reasonably directs.

The Purchaser is entitled to prevent the Sellers from voting at any meetings in breach of their obligations under this Section 2.10.

Article III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, the Sellers, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing as follows:

Section 3.01     Authority and Qualification of the Sellers. (a) Each Seller who is a natural person is of sound mind, has the necessary legal capacity to enter into and perform his obligations under this Agreement and the Shareholders’ Agreement, has entered into this Agreement and will enter into the Shareholders’ Agreement at the Closing on his own will after obtaining full independent professional advice (including legal advice) in respect thereof and understands the nature of the obligations to be assumed by him under this Agreement and the Shareholders’ Agreement. Tan Shareholder is a corporation duly organized, validly existing and in good standing under the laws of Singapore and has all necessary corporate power and authority to enter into this Agreement and the Shareholders’ Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Tan Shareholder of this Agreement and the Shareholders’ Agreement, the performance by Tan Shareholder of its obligations hereunder and thereunder and the consummation by Tan Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Tan Shareholder. Except as disclosed in this Agreement, each Seller enters into and performs this Agreement on its own account and not as trustee for, or nominee of, any other person. Each Seller has obtained all authorizations and licenses required to enter into and perform its obligations under this Agreement.

(b)     This Agreement has been, and upon its execution the Shareholders’ Agreement shall have been, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon its execution the Shareholders’ Agreement shall constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) and necessary stamping.

(c)     Each Trustee Seller is the only trustee of the relevant Trust, there are no other arrangements or understandings in relation to each Trust other than the relevant Trust Documents, and each Trustee Seller has the power under the relevant Trust Documents and Law to execute and deliver this Agreement and perform its obligations under this Agreement. All action required by the relevant Trust Documents and Law to authorize each Trustee Seller’s execution and delivery of this Agreement and the performance of its obligations under this Agreement has been taken, and the execution by each Trustee Seller of this Agreement and the performance by it of its obligations or the exercise of its rights under this Agreement does not contravene the Trust Documents or law. No action is currently taking place or pending to remove a Trustee Seller as trustee of the relevant Trust or to appoint a new or additional trustee of a Trust. Each Trustee Seller has a right to be fully indemnified out of the funds of the relevant Trust (subject to Law) in respect of the obligations incurred by it under this Agreement, and is not and has never been in breach of the relevant Trust Documents or the Law (including its general duties as trustee of the relevant Trust) in a way that would limit the amount recoverable under that indemnity. No Trust has been terminated and no action is pending to terminate a Trust.

(d)     No Seller is the subject of an Insolvency Event.

Section 3.02     Organization, Authority and Qualification of the Company. The Company is a proprietary company limited by shares duly organized and validly existing under the Laws of Australia and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under, or results in any material violation of, any provision of its constitution. True and correct copies of the constitution of the Company, as in effect on the date hereof, have been delivered by the Sellers to the Purchaser. Neither the Company nor any Subsidiary is the subject of an Insolvency Event.

Section 3.03     Subsidiaries. (a) Section 3.03(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its share capital, the number and type of its issued and outstanding shares, and the current ownership of such shares.

(b)     Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in or of which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity, debenture, note or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

(c)     Each Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. Each Subsidiary that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

(d)     All corporate actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in any material violation of any provision of its constitution (or similar organizational documents). True and complete copies of the constitution (or similar organizational documents), as in effect on the date hereof, of each Subsidiary have been delivered by the Sellers to the Purchaser.

(e)      The only directors of the Company and each Subsidiary are Andrew Burgess and Rami Fedda, and no person is a shadow director or an alternate or de facto director of the Company or any Subsidiary.

Section 3.04     Capitalization. (a) As of the date hereof and as of the Closing, the issued share capital of the Company consists of 100 Shares, all of which are validly issued and fully paid. None of the Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating any of the Sellers or the Company to issue or sell any Shares, debentures, notes or any other securities or interest in the Company, or which create or require to be created any Encumbrance over any of the Sale Shares. There are no outstanding contractual obligations or resolutions of the Company to repurchase, redeem, reduce, repay or otherwise acquire or cancel any of its share capital, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Company has not exercised any lien over any of its issued shares. The Shares constitute all of the issued share capital of the Company and are owned legally and beneficially by the Sellers free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Sale Shares in the name of the Purchaser in the register of members of the Company, the Purchaser will legally and beneficially own all the Sale Shares free and clear of all Encumbrances. Except for the Shareholders’ Agreement to be entered into at the Closing and except as provided otherwise in this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Shares.

(b)     The register of members of the Company accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(c)     All the issued shares in the capital of each Subsidiary that is a corporation are validly issued, fully paid, non-assessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital of any Subsidiary or obligating any Seller, the Company or any Subsidiary to issue or sell any shares, debentures, notes or any other securities or interest in any Subsidiary. No Subsidiary has exercised any lien over any of its issued shares. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares in the capital of or any other interests in any Subsidiary.

(d)     The register of members of each Subsidiary accurately records: (i) the name and address of each Person owning shares of in the capital of such Subsidiary and (ii) the certificate number of each certificate evidencing shares issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

Section 3.05     Corporate Books and Records. All books and records of the Company and the Subsidiaries are complete and accurate in all material respects, have been prepared and maintained in accordance with all relevant Laws, and are in the possession or control of the Company or a Subsidiary. The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. Complete and accurate copies of all such minute books and of the register of members of the Company and each Subsidiary have been provided by the Sellers to the Purchaser. All returns, notices and other documents and all announcements and disclosures required to be made by the Company or any Subsidiary to any Governmental Authority have been properly made within the applicable time requirements. All title deeds relating to Assets owned by the Company or a Subsidiary and an executed copy of all Material Contracts are in the possession of the Company or a Subsidiary. A complete and accurate copy of the constitution of the Company and each Subsidiary has been provided to the Purchaser. The Company and each Subsidiary and their respective directors have complied with the constitution of the applicable company in all material respects.

Section 3.06     No Conflict. Assuming that the Required Approvals have been obtained, the execution, delivery and performance of this Agreement and the Shareholders’ Agreement by the Sellers and the Company do not and will not (a) violate, conflict with or result in breach of any provision of the constitution (or similar organizational documents) of the Company or any Subsidiary in any material respect, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to any Seller, the Company, any Subsidiary or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

Section 3.07     Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Shareholders’ Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except the Required Approvals. The Sellers know of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement and the Shareholders’ Agreement will not be received.

Section 3.08     Financial Information; Books and Records. (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of June 30, 2012, 2013 and 2014, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the independent accountants of the Company (collectively referred to herein as the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2014, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Sellers to the Purchaser. The Financial Statements and the Interim Financial Statements (I) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (II) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (III) have been prepared in accordance with Accounting Standards applied on a basis consistent with the past practices of the Company and the Subsidiaries, and (IV) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

(b)     The books of account and other financial records of the Company and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with Accounting Standards applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

Section 3.09     Absence of Undisclosed Liabilities. Except as fully and fairly disclosed in the Disclosure Schedule, there are no Liabilities of the Company or any Subsidiary, other than Liabilities (a) reflected or reserved against on the Financial Statements and the Interim Financial Statements, or (b) incurred since the Statements Date in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries and which do not and could not have a Material Adverse Effect. Reserves are reflected on the Financial Statements and the Interim Financial Statements against all Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with Accounting Standards.

Section 3.10     Receivables. All Receivables reflected on the Financial Statements and the Interim Financial Statements arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventory or services in the ordinary course of business consistent with past practice and, except as reserved against on the Financial Statements and the Interim Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the Financial Statements and the Interim Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Financial Statements and the Interim Financial Statements) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days after the Closing. Adequate amounts in respect of the Receivables have been reserved and provisioned for and such provisions are sufficient to cover the uncollectible amounts in respect of the gross outstanding Receivables as shown in the Financial Statements and the Interim Financial Statements.

Section 3.11     Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Statement Date, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the Statement Date, neither the Company nor any Subsidiary has:

(a)     written down or written up (or failed to write down or write up in accordance with Accounting Standards consistent with past practice) the value of any Inventories or Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with Accounting Standards;

(b)     made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by Accounting Standards;

(c)     amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

(d)     sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;

(e)     redeemed or returned any of its share capital or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of shares of the Company or any Subsidiary or otherwise, or undergone any capital reorganization or change in its capital structure;

(f)     merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(g)     made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes of the Company or any Subsidiary;

(h)     incurred any Indebtedness other than in the ordinary course of business consistent with past practice;

(i)     made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person;

(j)     failed to pay any creditor any material amount owed to such creditor when due;

(k)     granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, except as required by Law and involving ordinary increases consistent with the past practices of the Company or such Subsidiary;

(l)     other than as disclosed in Section 3.11(l) of the Disclosure Schedule, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons), other than the employment agreements;

(m)     terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 5 employees in any six-month period in the ordinary course of business consistent with past practice, or as otherwise notified to the Purchaser);

(n)     disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any Subsidiary has any right, title, interest or license;

(o)     suffered any casualty loss or damage with respect to any of the Assets;

(p)     amended, modified or consented to the termination of any Material Contract or the Company’s or any Subsidiary’s rights thereunder;

(q)     amended or restated the constitution (or other organizational documents) of the Company or any Subsidiary;

(r)     (i) abandoned, sold, assigned, or granted any security interest in or to any of the Company Intellectual Property, Licensed Intellectual Property or Company IP Agreements, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Company Intellectual Property or Licensed Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Statement Date), or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(s)     suffered any Material Adverse Effect; or

(t)     agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Agreement and the Shareholders’ Agreement.

Section 3.12     Litigation. There are no Actions by or against the Company or any Subsidiary (or by or against any Seller or any Affiliate thereof and relating to the Business, the Company or any Subsidiary) or affecting any of the Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Sellers after due inquiry, threatened to be brought by or before any Governmental Authority). None of the Sellers, the Company, the Subsidiaries or any of their respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the best knowledge of the Sellers after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, the Shareholders’ Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.13     Permits; Compliance with Laws. (a) The Company and each of its Subsidiaries are in possession of all Permits. No suspension, cancellation, revocation, non-renewal or material variation of any of the Permits is pending or, to the knowledge of the Sellers, threatened. Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default, breach or violation of, any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries or by which any Assets of the Company or any of its Subsidiaries is bound or affected.

(b)     No Governmental Order has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, the Shareholders’ Agreement or the consummation of the transactions contemplated hereby or thereby.

(c)     The Company and each of its Subsidiaries only conducts business-to-business commerce transactions. Neither the Company nor any of its Subsidiaries sells products or provides services to consumers or any Governmental Authority.

Section 3.14     Environmental and Other Permits and Licenses; Related Matters. (a)

(i)     The Company and each Subsidiary are in compliance with all applicable Environmental Laws and all Environmental Permits.

(ii)     There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.

(iii)     There are no Environmental Claims pending or threatened against the Company, any Subsidiary or the Real Property, and to the Sellers’ best knowledge after due inquiry there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(iv)     Neither the Company nor any Subsidiary has any actual or alleged liability, whether fixed or contingent, under any Environmental Law.

(b)     Neither the execution of this Agreement or the Shareholders’ Agreement nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

Section 3.15     Material Contracts. (a) Section 3.15(a) of the Disclosure Schedule lists each of the following contracts and agreements (including oral agreements) of the Company and each Subsidiary (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property and all Company IP Agreements, being “Material Contracts”):

(i)     each contract or agreement, for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to the Company or any Subsidiary or otherwise related to the Business under the terms of which the Company or any Subsidiary: (A) is likely to pay or otherwise give consideration of more than US$100,000 in the aggregate during the calendar year ending December 31, 2015, or (B) is likely to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such contract;

(ii)     each contract and agreement, for the sale of Inventory or other personal property, or for the furnishing of services by the Company or any Subsidiary that: (A) is likely to involve consideration of more than US$100,000 in the aggregate during the calendar year ending December 31, 2015, or (B) is likely to involve consideration of more than US$100,000 in the aggregate over the remaining term of the contract;

(iii)     all contracts and agreements relating to Indebtedness of the Company or any Subsidiary exceeding US$100,000;

(iv)     all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(v)     all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi)     all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and any Seller or any Affiliate of any Seller (other than the Company or any Subsidiary), on the other hand;

(vii)     all contracts and agreements providing for benefits under any Plan; and

(viii)     all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.15, Section 3.17 and Section 3.19, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)      Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement and the Shareholders’ Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract. The transactions contemplated by the contracts disclosed pursuant to Section 3.15(a)(vi) have been conducted on an arm’s length basis. Other than as disclosed in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is in a dispute with any other party to any Material Contract. No Material Contract restricts the freedom of the Company or any Subsidiary to engage in any activity or business in any area, or involves any breach by the Company or any Subsidiary of any competition or consumer legislation including the Competition and Consumer Act 2010 (Cth).

(c)     To the best knowledge of the Sellers after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder and none of the Sellers, the Company or any Subsidiary has received any notice of termination, cancellation, breach, default or an indemnity claim under any Material Contract.

(d)     The Sellers have made available to the Purchaser true and complete copies of all Material Contracts.

(e)     There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets (other than in the ordinary course of business consistent with past practice) or any of the Shares.

Section 3.16     Intellectual Property.

(a)     Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses that is not material to the Business, and (iii) other Company Intellectual Property material to the Business.

(b)     The Company or a Subsidiary is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property free of all Encumbrances, and has a valid license to use the Licensed Intellectual Property in connection with the Business. The Company or a Subsidiary is entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are valid and enforceable.

(c)     To the best knowledge of the Sellers after due inquiry, the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no Claim has been threatened or asserted against the Sellers, the Company or any Subsidiary alleging any of the foregoing. To the best knowledge of the Sellers after due inquiry, no Person is engaging in any activity that infringes the Company Intellectual Property.

(d)     No Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Company Intellectual Property or that would impair the validity or enforceability of such Company Intellectual Property.

(e)     As at the Closing, the companies known from time to time as Solar Juice Commercial Pty Limited and Solar Juice (No.2) Pty Limited have adopted company names that do not include the words “Solar Juice” and are both dormant companies.

Section 3.17     Real Property. (a) Neither the Company nor any Subsidiary owns any Owned Real Property

(b)     Section 3.17(b) of the Disclosure Schedule lists each parcel of Leased Real Property and relevant lease agreements.

(c)     To the best knowledge of the Sellers after due inquiry, there is no material violation of any Law (including any building, planning or zoning law) relating to any of the Real Property. Either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing facilities and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Neither the Company nor any Subsidiary has leased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any lease listed in Section 3.17(b) of the Disclosure Schedule to any third party.

(d)     There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Sellers after due inquiry, threatened against the Real Property.

(e)     All improvements on the Real Property constructed by or on behalf of the Company or any Subsidiary or, to the best knowledge of the Sellers after due inquiry, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property.

(f)     To the best knowledge of the Sellers after due inquiry, no improvements on the Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

(g)     To the best knowledge of the Sellers after due inquiry, all improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Encumbrance benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

Section 3.18     Status and Investment Intent. The Sellers were not offered the Purchaser Shares in the United States. None of the Sellers is a U.S. person or acquiring the Consideration Shares for the account or benefit of any “U.S. person”. The sale and purchase of the Consideration Shares, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the Consideration Shares is not part of a plan or scheme to evade the registration requirements of the Securities Act. For purposes of this Section 3.18, “United States” and “U.S. person” have the meanings ascribed thereto in Regulation S promulgated under Securities Act. Each Seller is acquiring the Consideration Shares for his or its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. None of the Sellers have any direct or indirect arrangement, or understanding with any other Persons to distribute, or regarding the distribution of, such Seller’s Consideration Shares in violation of the Securities Act or other applicable Laws. Each Seller acknowledges that all offers and sales of the Consideration Shares before the end of the “distribution compliance period” (as such term is defined in Regulation S promulgated under the Securities Act) be made only in accordance with Regulation S promulgated under the Securities Act, pursuant to registration of the securities under the Securities Act or pursuant to an exemption therefrom. Each Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Each Seller represents that it is not a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. Each Seller acknowledges that he is able to fend for himself, can bear economic risk of his investment in the Consideration Shares and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Consideration Shares. Each Seller understands that the certificate evidencing the Consideration Shares will bear a legend or other restriction substantially to the following effect:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.”

Section 3.19     Assets. (a) The Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including the Company Intellectual Property, the Licensed Intellectual Property, the Company IP Agreements and the Real Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary or in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets. The Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances. All Assets are in the possession or under the control of the Company or a Subsidiary.

(b)     The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Statement Date, the Sellers have caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

(c)     Since the Statement Date, all the Assets have been acquired for consideration not less or greater than the fair market value of such Assets at the date of such acquisition.

(d)     There are no outstanding proposals of, or notices, orders or directions given by any Governmental Authority about the Assets or their use. So far as the Sellers are aware, there are no matters which may result in any order, notice, direction or proposal by any Governmental Authority about the Assets or their use, or impair, prevent, or otherwise interfere with the Company's or any Subsidiary's use of the Assets prior to or after Closing.

(e)     All material Encumbrances granted to the Company or any Subsidiary have (if appropriate) been registered in accordance with law or comply with all necessary formalities as to registration. The Company and each Subsidiary have taken all necessary action to ensure that each material Encumbrance granted in its favor under any document to which it is a party is enforceable, registered, perfected, protected and afforded priority in accordance with the Personal Property Securities Act 2009 (Cth).

Section 3.20     Customers. Listed in Section 3.20 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Business for the twelve-month period ended December 31, 2014 and the amount for which each such customer was invoiced during such period. None of the Sellers, the Company or any Subsidiary has received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

Section 3.21     Suppliers. Listed in Section 3.21 of the Disclosure Schedule are the names and addresses of each of the ten most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the twelve-month period ended December 31, 2014 and the amount for which each such supplier invoiced the Company and such Subsidiary during such period. None of the Sellers, the Company nor any Subsidiary has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

Section 3.22     Employee Matters(a)     .

(a)     Employee remuneration. The Company and each Subsidiary has complied with and continues to comply with its obligations under all Industrial Instruments and contracts of employment or engagement in respect of all employees or independent contractors engaged in the Business (including obligations arising under law, equity, legislation (including occupational health and safety, annual leave, minimum rates of pay, long service leave, equal opportunity, anti discrimination, Tax, superannuation, workers compensation and industrial laws), industrial instruments (including industrial awards, Notional Agreements Preserving State Awards or workplace agreements) and contracts of employment).

(b)     Plans and Material Documents. Other than as disclosed by the Sellers to the Purchaser in Section 3.22, there are no benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, which provide benefits or entitlements other than wages, salary, allowances or director fees in the ordinary course, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (I) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, or (II) to enter into any contract or agreement to provide compensation or benefits to any individual.

(c)     Absence of Certain Types of Plans. There is no payment of separation, severance, termination or similar benefits to any Person or obligation of the Company or any Subsidiary to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement.

(d)     Compliance with Applicable Law and Contracts. The Company (and each Subsidiary) has performed all obligations required to be performed by it under, is not in any respect in default under or in breach or violation of, and has no knowledge of any default, breach or violation, of any applicable employment or social security Laws, or employment contract or Industrial Instrument. No Action is pending or, to the best knowledge of the Sellers after due inquiry, threatened under any applicable employment or social security Laws, Industrial Instrument, or in relation to any employment contract, and no fact or event exists that could give rise to any such Action.

(e)     Social Security Contributions and Funding. All contributions, premiums or payments required to be made with respect to any social security or superannuation fund have been, or will be, made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could give rise to any such challenge or disallowance.

(f)     Responsibility for Employee Benefits. The Company (and each Subsidiary as relevant) will be responsible for the payment of all employee benefits payable pursuant to an employment contract or Industrial Instrument (including but not limited to wages, allowances, loadings, leave payments, bonuses, incentives, superannuation contributions, notice, termination payments and redundancy payments) relating to the service of all employees in the Pre-Closing Period.

Section 3.23     Labor Matters. (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Sellers after due inquiry, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company or any Subsidiary before any Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary; (e) the Company and each Subsidiary are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with Accounting Standards all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of termination payments, leave entitlements, wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary; (h) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person.

Section 3.24     Key Employees. (a) Section 3.24 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates and other benefits paid or payable (in cash or otherwise), the date of employment and a description of the position and job function of each current salaried employee, officer or director of the Company or any Subsidiary who has a title of “manager” or a more senior title as of the date hereof.

(b)     All directors, officers, management employees and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 3.25     Certain Interests. (a) Except as set forth in Section 3.25(a) of the Disclosure Schedule, no Seller, no shareholder, officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Seller or such shareholder, officer or director:

(i)     has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary or the Business;

(ii)     owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiary uses or has used in the conduct of the Business or otherwise; or

(iii)     has outstanding any Indebtedness to the Company or any Subsidiary.

(b)     None of the Sellers, the Company or any Subsidiary has any Liability of any nature whatsoever to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

Section 3.26     Taxes. (a) (i) All Tax Returns required to be filed by or with respect to the Company and each Subsidiary (including any national, state, territorial, local or other Tax Return that includes the Company or any Subsidiary on a consolidated, affiliated, combined or unitary basis) have been timely filed (taking into account extensions validly obtained); (ii) all Taxes due and payable in respect of the Company or the Subsidiaries (whether or not shown on a Tax Return as owing) have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed, either formally or informally, by any Governmental Authority, and, to the best knowledge of the Sellers after due inquiry, no basis exists for any such adjustment; (v) there are no ongoing Actions or (to the best knowledge of the Sellers after due inquiry) Actions threatened for the assessment or collection of Taxes against the Company or the Subsidiaries; (vi) none of the Company or the Subsidiaries may be liable under any Laws by reason of the Company or the Subsidiaries having been included in any consolidated, affiliated, combined or unitary group at any time before the Closing; (vii) none of the Company or the Subsidiaries are a party to any agreement or arrangement providing for the allocation or sharing of Taxes (including a Tax Sharing Agreement or a Tax Funding Agreement), including any terminated agreement as to which the Company or the Subsidiaries could have any continuing liabilities, and after the Closing, none of the Company or the Subsidiaries will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts due in respect of periods prior to the Closing, and none of the Company and the Subsidiaries will be liable for the Taxes of another Person by operation of law, as a transferee or successor, or pursuant to any contractual obligation entered into prior to the Closing; (viii) all transactions to which the Company or any of the Subsidiaries is a party have been conducted on an arm’s-length basis; (ix) there are no Encumbrances for Taxes on any assets of the Company or the Subsidiaries (other than Permitted Encumbrances); (x)  the Company and the Subsidiaries have properly and timely withheld, collected, deposited and remitted all Taxes that are required to be withheld, collected, deposited and remitted under applicable Law; (xi) none of the Company or the Subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or the Subsidiaries to the effect that the filing of Tax Returns may be required or the Company or any Subsidiary is or may be subject to taxation by that jurisdiction; (xii) (A) no submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives, Tax benefits or other preferential Tax treatments or Tax rebates (collectively, “Preferred Tax Treatments”) contained any misstatement or omission that would have affected the granting of such Preferred Tax Treatments, (B) no suspension, revocation or cancellation of any such Preferred Tax Treatments is pending or threatened and (C) the sale of the Sale Shares pursuant to this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Preferred Tax Treatments and will not result in the claw-back or recapture of any such Preferred Tax Treatments; (xiii) none of the Company or any Subsidiary have made any agreement with any Governmental Authority or undertaking to any Governmental Authority for Tax; (xiii) the Company and its Subsidiaries have maintained and retained proper, adequate and accurate records in relation to Tax and Duty to enable it to comply with its obligations under the Tax Law, including to comply with its obligations to (A) prepare and submit any information, notices, computations, returns and payments as required in accordance with Tax Law; and (B) prepare any accounts necessary for compliance with Tax Law; (xiv) a net forgiven amount as defined in Division 245 of the 1997 Act has not arisen in respect of the Company and any Subsidiary; (xv) the Company and any Subsidiary have complied with all provisions of both Part IIIAA of the 1936 Act and Part 3-6 of the 1997 Act including, but not limited to, maintaining proper records of franking debits and franking credits for the purposes of both the 1936 Act and the 1997 Act; (xvi) none of the Company or any Subsidiary (A) is nor will be liable at or before Closing, to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205-45 of the 1997 Act, (B) is liable, nor will be liable at or before Closing, to pay over-franking tax imposed by the New Business Tax System (Over-franking Tax) Act 2002 (Cth) in accordance with section 203-50 of the 1997 Act, and (C) reasonably expects to have a franking deficit at Closing; (xvii) the share capital account of each Group Company is not tainted within the meaning of the 1936 Act and the 1997 Act; (xvii) none of the Company or any Subsidiary has entered into or been a party to a transaction which contravenes the anti-avoidance provisions of any Tax Law; (xix) none of the Company or any Subsidiary were a party to a claim for a rollover pursuant to Subdivision 126-B of the 1997 Act and section 160ZZO of the 1936 Act.

(b)     (i) There are no outstanding waivers, written requests for extension or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or the Subsidiaries may be subject, and none of the Company or the Subsidiaries has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (iii) none of the Company or the Subsidiaries has (A) applied for a ruling relating to Taxes or (B) made or entered into any material consent, or agreement as to Taxes that will remain in effect following the Closing; (iv) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (v) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; and (vi) none of the Company or the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any (A) change in accounting method for any Pre-Closing Period, (B) written agreement with a Governmental Authority with regard to a Tax liability of the Company or any Subsidiary for any Pre-Closing Period, (C) installment sale or open transaction disposition made before the Closing or (D) prepaid amount received on or prior to the Closing.

(c)     All documents to which the Company or any Subsidiary is a party or may be interested in the enforcement of, and all transfers of any issued shares (other than as contemplated by this Agreement), have been properly stamped under applicable stamp duty legislation and there are no outstanding assessments of duty in respect of any document, nor any requirement to up stamp any document in the future on account of any interim stamping. All duty assessed has been paid and any document required to be stamped has not been insufficiently stamped.

(d)     In respect of all transactions to which the Company or any Subsidiary is a party, or may be interested in the enforcement of, and which were effected without a written instrument, all necessary statements, forms or applications have been lodged with the relevant revenue authorities and all duty assessed has been paid and the statement, form or application in respect of the transaction has been properly stamped and has not been insufficiently stamped.

(e)     The Company or any Subsidiary have not been a party to any transaction where an exemption, concession or other relief from duty was obtained in relation to that transaction, including any transaction in relation to which the Company or the Subsidiaries received, whether wholly or partly, relief from duty under any corporate reconstruction, exemption or concession provisions or as a result of ex gratia arrangements in any Australian jurisdiction.

(f)     The Company and any Subsidiary have complied in all material respects with all laws, contracts, arrangements or agreements binding on them relating to GST and where the Company or the Subsidiaries (as relevant) have the right to require another party to any such agreement or arrangement to pay to it an amount of GST, it has enforced that right.

(g)     The Company and any Subsidiary have, and have had in place at all times during which a GST obligation may have arisen, all systems necessary to properly administer the payment of GST and the recovery of input tax credits, the issue of tax invoices and adjustment notes and all other functions necessary to properly administer and account for GST.

(h)     The Company and any Subsidiary have properly charged GST to third parties and have accounted for and remitted all GST for which it is, or will be liable to the Australian Taxation Office.

(i)     The Company and any Subsidiary are registered with the relevant Governmental Authority for GST purposes.

(j)     The Company and any Subsidiary have properly claimed all available input tax credits, where available and there are no contracts with any person which do not allow recovery by the Company or the Subsidiaries of any GST from any person.

(k)     On the Financial Statements and the Interim Financial Statements, reserves and allowances have been provided in each case adequate to satisfy all Liabilities for Taxes relating to the Company and the Subsidiaries for all taxable periods through the Closing (without regard to the materiality thereof).

Section 3.27     Insurance. All material assets, properties and risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be. To the knowledge of the Sellers, there is no act or omission on the part of the Company or any Subsidiary which would make any such insurance policy void, voidable or unenforceable. Neither the Company nor any Subsidiary has had an insurance claim refused or been refused insurance coverage.

Section 3.28     Certain Business Practices. None of the Sellers, the Company or any of the Subsidiaries or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority in any country, which is in any manner illegal under any Law of the any country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any Subsidiary or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

Section 3.29     Full Disclosure. (a)  None of the Sellers is aware of any facts pertaining to any Seller, the Company, any Subsidiary or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements or otherwise disclosed to the Purchaser by the Sellers in writing.

(b)     No representation or warranty of the Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.30     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Shareholders’ Agreement based upon arrangements made by or on behalf of the Sellers.

Article IV

representations and warranties
of the purchaser

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.01     Organization and Authority of the Purchaser. (a) The Purchaser is a company duly organized, validly existing and in good standing under the laws of Hong Kong and a wholly owned subsidiary of SPI. The Purchaser has all necessary corporate power and authority to enter into this Agreement and the Shareholders’ Agreement. SPI is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The execution and delivery by the Purchaser of this Agreement and the Shareholders’ Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon its execution the Shareholders’ Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon its execution the Shareholders’ Agreement shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) and necessary stamping. The Purchaser is not the subject of an Insolvency Event.

(b)     Each of the Purchaser and SPI: (i) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by the Purchaser or SPI (as applicable) and to carry on its business as it has been and is currently conducted by the Purchaser or SPI (as applicable) and is (iii) duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

Section 4.02     No Conflict. Assuming the Required Approvals have been obtained, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Purchaser of this Agreement and the Shareholders’ Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Shareholders’ Agreement.

Section 4.03     Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Shareholders’ Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except the Required Approvals.

Section 4.04     Consideration Shares. The Consideration Shares to be issued at the Closing to each Seller pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of SPI, and will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act, state securities laws and this Agreement.

Section 4.05     SEC Reports. (a) SPI has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2012 (the forms, reports, statements, schedules and other documents filed since January 1, 2012 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “SEC Reports”). The SEC Reports did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06     Litigation. No Action by or against the Purchaser or SPI is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, the Shareholders’ Agreement or the consummation of the transactions contemplated hereby or thereby or the value of the Consideration Shares.

Section 4.07     Other Matters. Except as fully and fairly disclosed to the Sellers or contained in the SEC Reports, there are no other matters known to the Purchaser or SPI which may, or may be reasonably expected to, have a material adverse effect on the value of the Purchaser or the Consideration Shares.

Section 4.08     Full Disclosure. No representation or warranty of the Purchaser in this Agreement, nor any statement or certificate furnished or to be furnished to the Sellers pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.09     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Article V

additional agreements

Section 5.01     Conduct of Business Prior to the Closing. (a) The Sellers, jointly and severally, covenant and agree that, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice. Without limiting the generality of the foregoing, the Sellers shall cause the Company and each Subsidiary to not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of any Seller to be untrue or result in a breach of any covenant made by any Seller in this Agreement.

(b)     The Sellers, jointly and severally, covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will do any of the things specified in the second sentence of Section 3.11.

Section 5.02     Access to Information. From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause their officers, directors, employees, agents, representatives, accountants and counsel, and shall cause the Company and the Subsidiaries and each of the Company’s and the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Sellers, the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

Section 5.03     Regulatory and Other Authorizations; Notices and Consents. (a) Each Seller shall use its best efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Shareholders’ Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)     The Sellers shall, or shall cause the Company and the Subsidiaries to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c)     The Sellers and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business, the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 5.04     Notice of Developments. Prior to the Closing, each Seller shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such Seller in this Agreement or which could have the effect of making any representation or warranty of such Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or any Subsidiary.

Section 5.05     No Solicitation or Negotiation. Each Seller agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers, the Company, any Subsidiary or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital of the Company or any Subsidiary or the Assets (other than Inventory to be sold in the ordinary course of business consistent with past practice) or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each Seller agrees not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller, the Company or any Subsidiary is a party.

Section 5.06     Specified IP registrations. To the extent there is any unregistered Specified IP after the Closing, each of the parties hereto shall use their best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to effect the registration of any such unregistered Specified IP.

Section 5.07     Lock-Up of Consideration Shares(a)     . (a) Each Seller hereby agrees that, except for as set forth in Section 5.07(b) and Section 5.07(c) below, after the Closing Date, it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (such restrictions are collectively referred as “Lock-Up Restrictions”), directly or indirectly, any of such Seller’s Non-Escrowed Consideration Shares or any securities convertible into or exercisable or exchangeable for any of such Seller’s Non-Escrow Consideration Shares.

(b)     Upon the expiration of the Initial Lock-Up Period, a number of Non-Escrowed Consideration Shares held by each Seller as of the date of the Closing which shall be equal to 18.75% of the aggregate Consideration Shares held by such Seller as of the date of the Closing will be released from the Lock-Up Restrictions.

(c)     Upon the expiration of the Subsequent Lock-Up Period, a number of Non-Escrowed Consideration Shares held by each Seller as of the date of the Closing which shall be equal to 43.75% of the aggregate Consideration Shares held by such Seller as of the date of the Closing will be released from the Lock-Up Restrictions.

Section 5.08     Release of Indemnity Obligations. Each Seller covenants and agrees, on or prior to the Closing, for the benefit of the Purchaser, the Company and each Subsidiary, to release and discharge the Company and each Subsidiary from any and all obligations to indemnify such Seller (except in the Seller’s capacity as a director of the Company or a Subsidiary) or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing, provided that nothing in this Section 5.08 limits, avoids or otherwise affects any rights of a Seller (only in such Seller’s capacity as a director of the Company) arising under or in connection with any indemnity relating to the period prior to the Closing.

Section 5.09     Related Party Arrangements. Prior to the Closing, if requested by the Purchaser, the Sellers shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.15(a)(vi) of the Disclosure Schedule (other than the shareholder loan of approximately AUD1.3 million owed by the Company to the Tan Shareholder) to be terminated or otherwise amended to exclude the Company and any Subsidiary as a party thereto.

Section 5.10     Payments on Behalf of Affiliates. Payments made or received by the Purchaser pursuant to Article II, Article VI or Article VIII hereof shall, in appropriate circumstances, be made on behalf of, or received in trust for the benefit of, the relevant Affiliate of the Purchaser. The Purchaser may direct in writing any such payment to be made by or to the appropriate Affiliate, and each Seller shall comply with any such direction received at least two Business Days prior to the date such payment is due.

Section 5.11     Shareholders’ Agreement. After the date hereof, each of the parties hereto shall negotiate reasonably and in good faith the terms of (i) a shareholders’ agreement (the “Shareholders’ Agreement”) with respect to the corporate governance and other matters of the Company after the Closing and (ii) and executive service agreement setting forth the terms and conditions under which each of Burgess Shareholder and Fedda Shareholder shall serve as an executive officers of the Company. No later than the 45th day after the date hereof, the parties shall enter into such Shareholders’ Agreement and such executive service agreement.

Section 5.12     Escrow Agreement. After the date hereof, each of the parties hereto and the Escrow Agent shall negotiate in good faith and execute an escrow agreement with respect to the escrow arrangement contemplated by Section 2.06 (the “Escrow Agreement”).

Section 5.13     Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Shareholders’ Agreement and consummate and make effective the transactions contemplated hereby and thereby.

Article VI

tax matters

Section 6.01     Tax Returns. (a) The Sellers shall duly and timely prepare or cause to be duly and timely prepared, and shall file or cause to be filed, all Tax Returns with respect to the Company and the Subsidiaries due on or prior to the date of the Closing (taking into account extensions validly obtained), and all such Tax Returns shall be prepared consistently with past practice of the Company and the Subsidiaries and in accordance with the Law.

(b)     The Purchaser shall duly and timely prepare or cause to be duly and timely prepared, and shall file or cause to be filed, all Tax Returns required to be filed by the Company and the Subsidiaries after the date of the Closing (taking into account extensions validly obtained), and all such Tax Returns shall be prepared consistently with past practice of the Company and the Subsidiaries and in accordance with the Law. The Purchaser shall provide the Sellers with a copy of all Tax Returns of the Company and any Subsidiaries for Straddle Periods (the “Straddle Period Tax Returns”) for their review and comment, no later than fifteen (15) days prior to the due date for filing such Straddle Period Tax Returns (taking into account extensions validly obtained). The Purchaser shall consider in good faith any reasonable comments provided by the Sellers with respect to such Straddle Period Tax Returns. The Sellers shall pay to the Purchaser the amount of Taxes of the Company and any Subsidiaries for any Pre-Closing Period owing on a Tax Return described in this Section 6.01(b) five (5) days prior to the due date of such Tax Return.

Section 6.02     Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the date of the Closing shall be:

(i)     in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 6.03), deemed equal to the amount which would be payable if the taxable year ended on the date of the Closing; and

(ii)     in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the date of the Closing and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of the Tax to which the refund relates.

Section 6.03     Conveyance Taxes. The Purchaser shall be liable for and shall hold the Sellers harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Purchaser shall duly and timely prepare or cause to be duly and timely prepared, and shall file or cause to be filed, all Tax Returns with respect to Conveyance Taxes. The Purchaser, after the review and consent by the Sellers, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.

Section 6.04     Tax Claims. (a) The Purchaser shall promptly notify the Sellers in writing upon receipt by the Company or any Subsidiary of a written notice of any Action with respect to Taxes of the Company or any Subsidiary which the Sellers may have liability under this Agreement (a “Tax Claim”); provided, that no failure or delay by the Purchaser to provide notice of a Tax Claim shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the Sellers are actually and materially prejudiced thereby.

(b)     At their expense, the Sellers shall be entitled to control any Tax Claim for a Pre-Closing Period; provided, that (i) the Sellers shall keep the Purchaser reasonably informed regarding the progress and substantive aspects of such Tax Claim, (ii) pay any relevant outstanding Tax to the applicable Governmental Authority, and (iii) if the compromise or settlement of a Tax Claim could reasonably be expected to have an adverse effect on the Tax liability of the Company or any Subsidiary, Purchaser or any of the Purchaser’s Affiliates for any Post-Closing Period, the Sellers shall not compromise or settle any such Tax Claim without obtaining the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)     The Purchaser shall be entitled to control any Tax Claim for a Straddle Period; provided, that (i) the Purchaser shall keep the Sellers reasonably informed regarding the progress and substantive aspects of such Tax Claim, (ii) the Sellers shall be entitled to participate in any such Tax Claim at their own expense, and (iii) the Purchaser shall not compromise or settle any such Tax Claim without obtaining the prior written consent of each of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)      Notwithstanding anything to the contrary in this Agreement, this Section 6.04 shall control with respect to any Tax Claim.

Section 6.05     Refunds. The Sellers shall be entitled to any refund or credit of Taxes (including any payments received from a Governmental Authority thereon) of the Company and any Subsidiary for any Pre-Closing Period, but only to the extent that such refund is not attributable to, and does not result from, a carry back or other use of any item of loss, deduction, credit or other similar item arising in a Post-Closing Period. The Purchaser shall pay or cause to be paid to the Sellers such refund of Taxes actually received by the Purchaser, the Company, or any of their respective Affiliates no later than fifteen (15) days following receipt of such refund.

Section 6.06     Tax Cooperation. The Sellers and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and any Subsidiary as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit or review and for the prosecution and defense of any Tax Claim. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Sellers shall (a) retain all books and records with respect to Tax matters pertinent to the Company and any Subsidiary relating to any Pre-Closing Periods until the expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods and (b) give the other party sixty (60) days’ written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

Section 6.07     Costs. The Sellers must pay the Purchaser’s reasonable costs in connection with this Article VI.

Article VII

CONDITIONS TO CLOSING

Section 7.01     Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)     Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b)     No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that this Section 7.01(b) shall not apply if any Seller has directly or indirectly solicited or encouraged any such Action.

(c)     Shareholders' Agreement. The parties hereto shall have entered into the Shareholders' Agreement in a form satisfactory to the parties (including the Purchaser), acting reasonably and in good faith; and

(d)     Executive Services Agreement. The Company entering into an executive services agreement with each of Burgess Shareholder and Fedda Shareholder in a form satisfactory to those parties and the Purchaser, acting reasonably and in good faith.

Section 7.02     Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)     Representations, Warranties and Covenants. (i) The representations and warranties of each Seller contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects;

(b)     No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect;

(c)     Consents and Approvals. The Sellers shall have received all the Required Approvals and all third party consents necessary for the consummation of the transactions contemplated by this Agreement;

(d)     Cash Balance. The Purchaser shall have received evidence satisfactory to the Purchaser that the aggregate amount of the cash balance in all bank accounts of the Company as of the close of business on the second Business Day immediately prior to the date of the Closing is not less than US$150,000;

(e)      No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

(f)     Shareholders’ Agreement. The parties hereto shall have entered into the Shareholders’ Agreement in a form satisfactory to the parties (including the Purchaser), acting reasonably and in good faith; and

(g)     Executive Services Agreement. The Company entering into an executive services agreement with each of Burgess Shareholder and Fedda Shareholder in a form satisfactory to those parties and the Purchaser, acting reasonably and in good faith.

Article VIII

INDEMNIFICATION

Section 8.01     Survival of Representations and Warranties. (a) The representations and warranties of the Sellers contained in this Agreement and the Shareholders’ Agreement shall survive the Closing until the second anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, Section 3.06 and Section 3.07 shall survive indefinitely, (ii) the representations and warranties made pursuant to Section 3.26 (Taxes) matters shall survive until 120 days after the expiration of the relevant statute of limitations for the Tax liability in question, (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until 30 days after the expiration of the applicable statute of limitations governing such claims, and (iv) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of any Seller contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the tenth anniversary of the Closing. Except as provided for in Section 8.02 and Section 8.03, neither the period of survival nor the liability of the Sellers with respect to the Sellers’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)     The representations and warranties of the Purchaser contained in this Agreement and the Shareholders’ Agreement shall survive the Closing until the second anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 4.01 and 4.04 shall survive indefinitely. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 8.02     Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”, for each of which the Purchaser holds the benefit of this clause on trust), for itself and as trustee for the Company and each Subsidiary, shall be indemnified and held harmless by the Sellers, jointly and severally, for and against any and all Liabilities, losses, Taxes, diminution in value, damages, claims, costs and expenses, interest, awards, Actions, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually (whether directly or indirectly) suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), directly or indirectly arising out of or resulting from:

(a)     the breach of any representation or warranty made by the Sellers contained in this Agreement and the Shareholders’ Agreement (it being understood that, unless otherwise specified in respect of a specific representation or warranty, the representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality”);

(b)     any Excluded Taxes;

(c)     any non-compliance by the Company or any Subsidiary with its obligations under an Industrial Instrument, including obligations in relation to minimum rates of pay, prior to Closing;

(d)     any non-compliance by the Company or any Subsidiary with its obligations under intellectual property legislation, including the Trade Marks Act 1995 (Cth) prior to Closing;

(e)     any indemnity claim brought by a third party under a Material Contract as a result of an act or omission of the Company or any Subsidiary prior to Closing;

(f)     products supplied by the Company or any Subsidiary prior to Closing, including as a result of any non-compliance with the consumer guarantees under the Australian Consumer Law consumer guarantees;

(g)     any contravention of the Australian Consumer Law by the Company or any Subsidiary prior to Closing;

(h)     any foreign currency trades made by the Company or any Subsidiary prior to Closing;

(i)     any irregularity in title to or ownership of the Sale Shares held by any Sellers at Closing;

(j)     the repayment, discharge or other settlement before Closing (or the failure to repay, discharge or otherwise settle before Closing) of amounts owed by any Related Body Corporate, Seller or Seller Associate to the Company;

(k)     the repayment, discharge or other settlement before Closing (or the failure to repay, discharge or otherwise settle before Closing) of amounts owed by the Company to any Related Body Corporate, Seller or Seller Associate; and

(l)     the breach of any covenant or agreement by the Sellers contained in this Agreement.

The Sellers’ liability to indemnify a Purchaser Indemnified Party under Section 8.02(a) shall be limited by: (i) any full and accurate disclosure in the Disclosure Schedule by the Sellers, (ii) matters which the Purchaser or SPI had actual knowledge of prior to the date hereof and (iii) all accurate disclosures and sufficient reserves or accruals made in the Financial Statements. To the extent that the Sellers’ undertakings set forth in this Section 8.02 may be unenforceable, each Seller shall (subject to the limitations set out in Section 8.03) contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

Section 8.03     Limitation of liability.

(a)     The Purchaser must use all commercially reasonable endeavors to mitigate any Loss that may give rise to a claim under Section 8.02, including by seeking recovery under insurance policies or compensation from third parties to the extent such recovery is reasonably available.

(b)     The maximum liability of each Seller for all claims under Section 8.02(a) is limited to 100% of the Purchase Price payable to such Seller under this Agreement; provided, however, such limitation shall not apply to any liability of any Seller as a result of or arising out of any of the following:

(i)     any Excluded Tax;

(ii)     a breach of any representation and warranty contained in Section 3.04, Section 3.14, Section 3.26 or Section 3.28;

(c)     The Purchaser may not make a claim under Section 8.02(a) or otherwise under this Agreement for any Losses: (i) to the extent such Losses for any single claim (or series of related claims arising from the same facts or circumstances) are less than US$10,000; and (ii) unless and until the aggregate Losses for all claims under Section 8.02 exceed US$50,000, in which case the Purchaser shall be entitled to claim the full amount for such Losses, including the first US$50,000 of Losses.

The Purchaser acknowledges that it does not rely on any representation or warranty, whether express or implied, made by or on behalf of the Sellers, other than the representations and warranties in this Agreement and must not make any claim asserting reliance on any other representation or warranty.

Section 8.04     Indemnification by the Purchaser. Each Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party” , for each of which the Sellers hold the benefit of this clause on trust) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(a)     the breach of any representation or warranty made by the Purchaser contained in this Agreement and the Shareholders’ Agreement; or

(b)     the breach of any covenant or agreement by the Purchaser contained in this Agreement or the Shareholders’ Agreement.

To the extent that the Purchaser’s undertakings set forth in Article VIII may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

Section 8.05     Notice of Loss; Third Party Claims. (a)  An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount or a reasonable estimate of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)     If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 8.06     Adjustments to Purchase Price. The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other under this Agreement as adjustments to the purchase price or as capital contributions for all Tax purposes, unless required otherwise by applicable Law.

Article IX

TERMINATION

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of any Seller contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) any Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it, or (iv) any of the Sellers, the Company or any Subsidiary suffers an Insolvency Event;

(b)     by any of the Sellers and the Purchaser if the Closing shall not have occurred by May 31, 2015; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)     by any of the Purchaser and the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(d)     by the mutual written consent of the Sellers and the Purchaser.

Section 9.02     Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 10.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

Article X

GENERAL PROVISIONS

Section 10.01     Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Sellers will cause the Company and the Subsidiaries not to incur any out-of-pocket expenses in connection with this Agreement or the transactions contemplated hereby. The Sellers, on a joint and several basis, and the Purchaser shall each bear 50% of the fees, costs and expenses incurred in connection with the escrow arrangement set forth in Section 2.06, including the fees and expenses of the Escrow Agent and the fees and disbursement of counsel incurred in connection with the preparation and execution of the Escrow Agreement.

Section 10.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Sellers:

Address: Unit 1, 10-12 Forsyth Close, Wetherill Park, NSW 2164
Attention: Andrew Burgess

(b)	if to the Purchaser:

Address: Rm.2202 Beautiful Group Tower, 74-77 Connaught Road Central, Hong Kong
Attention: Lily Liu

Section 10.03     Public Announcements. The Purchaser shall be entitled to make press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media as required by Law or applicable stock exchange regulation, and the Sellers shall cooperate as to the timing and contents of any such press release, public announcement or communication. None of the Sellers shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser.

Section 10.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.05     Entire Agreement. This Agreement and the Shareholders’ Agreement and the confidentiality agreement entered into by and between the Sellers and SPI prior to the date of this Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.06     Assignment. This Agreement may not be assigned by operation of law or otherwise by any party without the express written consent of the other parties (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign its rights hereunder to one or more Affiliates of the Purchaser without the consent of the Sellers.

Section 10.07     Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.08.

Section 10.08     Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.09     No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.10     Specific Performance. Each Seller acknowledges and agrees that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 10.11     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.12     Dispute Resolution. Subject to the last sentence of this Section, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the arbitration rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 10.13     Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 10.14     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANDREW BURGESS
in his own capacity and as trustee on the terms of the Burgess Absolutely Entitled Trust

/s/ ANDREW BURGESS
ANDREW BURGESS

RAMI FEDDA
in his own capacity and as trustee on the terms of the Fedda Absolutely Entitled Trust

/s/ RAMI FEDDA
RAMI FEDDA

ALLIED ENERGY HOLDING PTE LTD

By:	/s/ Tan Chin Piaw
Name: Tan Chin Piaw
Title: Director

SPI CHINA (HK) LIMITED

By:	/s/ Xiahou Min
Name: Xiahou Min
Title: Authorized Representative

Signature Page to Share Purchase Agreement

DISCLOSURE SCHEDULE

EXHIBIT A

FORM OF DIRECTOR’S RESIGNATION

To the Directors:

[Solar Juice Pty Ltd or name of Subsidiary] (ACN [insert ACN]) (“Company”)

Resignation as Director

I, [insert name of resigning Director], resign as Director of the Company with effect from the Closing (as that term is defined in the Share Purchase Agreement between [Andrew Burgess], [Rami Fedda], Allied Energy Holding Pte Ltd and [Solar Power, Inc.] dated [insert date of Agreement]) and confirm that I have no claim of any kind against the Company.

Dated:

_________________________

Signature of [insert name]

EXHIBIT B

SPECIFIED IP

Number	Mark	Owner/Applicant	Classes/goods/services	Status	Renewal due
1612005	SOLAR JUICE	Solar Juice Pty Limited

Class: 9 Solar panels for electricity generation; solar energy collectors for electricity generation; solar energy operating apparatus; solar inverters; mounting devices for use in relation to solar panels and inverters; mounting systems for use in relation to solar panels and inverters; solar panels, inverters and mounting devices in kit form
Class: 35 Wholesaling of goods (by any means); distribution of goods (not being transport services) (agent, wholesale, representative services, by any means)
Class: 37 Provision of information, including online, in relation to the repair, maintenance and installation of solar energy related products and systems; maintenance, installation and repair of solar energy systems
Class: 42 Advisory services in relation to solar energy; consultancy services in relation to solar energy; design services related to solar energy; design of equipment for solar energy generation; providing information, including online, about solar energy use namely in relation to solar energy related products

				Registered	18 March 2024
1612009	OPAL	Solar Juice Pty Limited

Class: 9 Solar panels for electricity generation; solar energy collectors for electricity generation; solar energy operating apparatus; solar inverters; mounting devices for use in relation to solar panels and inverters; mounting systems for use in relation to solar panels and inverters; solar panels, inverters and mounting devices in kit form

				Pending - Under Examination	n/a
1663491	OPALSOLAR	Solar Juice Pty Limited

Class: 9 Solar panels for electricity generation; solar energy collectors for electricity generation; solar energy operating apparatus; solar inverters; mounting devices for use in relation to solar panels and inverters; mounting systems for use in relation to solar panels and inverters; solar panels, inverters and mounting devices in kit form

				Pending – Indexing Approved	n/a

Number	Mark	Owner/Applicant	Classes/goods/services	Status	Renewal due
1663498	BLACK OPAL	Solar Juice Pty Limited

Class: 9 Solar panels for electricity generation; solar energy collectors for electricity generation; solar energy operating apparatus; solar inverters; mounting devices for use in relation to solar panels and inverters; mounting systems for use in relation to solar panels and inverters; solar panels, inverters and mounting devices in kit form

				Pending – Indexing Approved	n/a
1663502	MINING SUNSHINE	Solar Juice Pty Limited

Class: 9 Solar panels for electricity generation; solar energy collectors for electricity generation; solar energy operating apparatus; solar inverters; mounting devices for use in relation to solar panels and inverters; mounting systems for use in relation to solar panels and inverters; solar panels, inverters and mounting devices in kit form

				Pending – Indexing Approved	n/a

Unregistered trade marks